UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  March 13, 2009


                         UCI MEDICAL AFFILIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


  Delaware                                                     0-13265               59-2225346
(State or Other Jurisdiction of Incorporation)         (Commission File Number)  (I.R.S. Employer Identification)





                   4416 Forest Drive, Columbia, South Carolina 29206 (Address, Including Zip Code of Principal Executive Offices)



                                (803) 782-4278
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)


|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01         Changes in Registrant's Certifying Accountant

     On March 13, 2009 (the "Engagement Date"), UCI Medical Affiliates, Inc. (the "Company") engaged Elliott Davis, LLC (the "New Auditor") as its independent registered public accounting firm. During the Company's two most recent fiscal years through the Engagement Date, the Company has not consulted with the New Auditor regarding either:

         1. the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         2. any matter that was either subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to this item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

     Item  5.02  Departure  of  Directors  or  Certain  Officers;   Election  of
Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

         On March 16, 2009, the Board of Directors appointed Joseph A. Boyle, CPA as the Executive Vice-President and Chief Financial Officer of the Company. For the period December 17, 2008, through March 16, 2009, Mr. Boyle served as the Interim Chief Financial Officer of the Company.

         On March 16, 2009, UCI Medical Affiliates of South Carolina , Inc., a wholly-owned subsidiary of the Company ("UCI-SC"), entered into an employment agreement with Mr. Boyle (the "Employment Agreement") pursuant to which Mr. Boyle will also serve as the Executive Vice-President and Chief Financial Officer of UCI-SC. The initial base salary for Mr. Boyle will be $222,000, which amount is subject to annual review by the Board of Directors and may be increased. Mr. Boyle will be eligible to receive each fiscal year a performance-based annual incentive bonus payment which shall be awarded and paid to Mr. Boyle each fiscal year as determined by the Board of Directors and will be based on specific performance criteria to be identified.

         During the term of the Employment Agreement, Mr. Boyle may participate in the Company's Executive Nonqualified Excess Plan (the "Plan"). During the term of the Employment Agreement, and subject to the terms and conditions of the Plan which may be amended from time to time, the Company shall make a matching credit to the deferred compensation account of Mr. Boyle in an amount equal to 300% of the first 10% of the compensation Mr. Boyle defers to his account thereunder. In addition, Mr. Boyle will also be eligible for the Company's equity incentive program and for the grant of stock options, restricted stock and other similar awards.

         The term of Mr. Boyle's employment shall continue until the earlier of Mr. Boyle's death, termination by either party upon 90-days prior written notice to the other party, or immediate termination for cause. The Employment Agreement also contains provisions relating to the protection of confidential information.

         The above is a brief description of selected provisions of the Employment Agreement and is qualified by in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.37 and incorporated herein by reference.

         Mr. Boyle, 55, currently serves as a member of the Board of Directors and, prior to his appointment as Interim Chief Financial Officer of the Company, served as Chairman of the Audit Committee of the Company. Mr. Boyle's former role as Chairman of the Audit Committee has been assumed by Ms. Jean E. Duke, CPA, a current member of the Audit Committee. Mr. Boyle was most recently reelected as a director of the Company at the annual meeting of stockholders in 2008. There are no family relationships between Mr. Boyle and any director or executive officer of the Company.

         Mr. Boyle has served as the President and Chief Executive Officer of Affinity Technology Group, Inc. since January 2000 and as its Chairman since March 2001. Mr. Boyle served as Affinity's Senior Vice President and Chief Financial Officer from September 1996 until January 2000 and as Chairman and Chief Executive Officer of Surety Mortgage, Inc., a wholly owned subsidiary of Affinity, from December 1997 until December 2001. Mr. Boyle is a certified public accountant and from January 2005 until June 2006 served, on a contract basis, as Chief Operating Officer of Community Resource Mortgage, Inc., a wholly owned subsidiary of Community Bancshares, Inc. From April 2003 to August 2004, Mr. Boyle was a partner in the accounting firm of Elliott Davis, LLC. From June 1982 until August 1996, Mr. Boyle was employed by Price Waterhouse, LLP and from 1993 until 1996 was a partner in its Kansas City, Missouri office where he specialized in the financial services industry.

Item 9.01         Financial Statements and Exhibits.

         (a) - (c) Not applicable.

         (d)  Exhibits.

     Exhibit 10.37 Employment Agreement of Joseph A. Boyle, CPA dated March 16, 2009.


                                   SIGNATURES

         Pursuant to requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


UCI MEDICAL AFFILIATES, INC.

By:  /s/ D. Michael Stout, M.D.
     D. Michael Stout, M.D.
     Title: Chief Executive Officer

Date:  March 18, 2009